Exhibit 10.12

Shanghai Fendan Information Technology Co., Ltd

Share Transfer Agreement

This Share Transfer Agreement (the “Agreement”) is entered into by and between the following parties on ___________________October 12, 2021 in the conference room of Shanghai Fendan Information Technology Co., Ltd.

Transferor: ______________________________(“Party A”)

Transferee: Qingdao Zecan Information Technology Co., Ltd (“Party B”)

The registered capital of Shanghai Fendan Information Technology Co., Ltd (the “Target Company”) is RMB10,309,278, of which Party A contributes RMB ________, accounting for _____% of the registered capital. In accordance with relevant laws and regulations and through friendly negotiation, the Parties further agree as follows:

Article 1 Target and Price of Share Transfer

1. Party A transfers _______% of the equity interests of the Target Company it holds to Party B at a price of RMB_________ (the “Price”). Any other rights attached to the said equity interests are accompanied with such transfer.

2. The Transferee shall pay the Price in lump sum within 30 days from the date of signing the Agreement.

3. The share transfer shall take effect immediately upon full execution of this Agreement, and the Transferee shall enjoy the corresponding shareholders' rights and benefits of the Target Company.

4. Both parties shall cooperate with the Target Company to complete the relevant government registration process; and the subsequent registration process of the State Administration for Market Regulation shall not affect the effectiveness of share transfer as agreed in this Agreement; if the relevant registration materials with the State Administration for Market Regulation are inconsistent with this Agreement, this Agreement shall prevail.

Article 2 Promises and Warrants

Party A warrants that the equity interests to be transferred to Party B in Article 1 herein is legally owned by it, and that it has the complete and effective right of disposal of the said equity interests. Party A warrants that the said equity interests are free and clear of all mortgages or other encumbrances and is not subject to any recourse.

Article 3 Liability for Breach of Contract

Once the Agreement takes effect, the Parties must consciously perform it. If any Party fails to properly and fully perform its obligations hereunder, it shall be liable for damages. If Party B fails to pay the Price on time, for every day overdue, it shall pay an overdue penalty, equal to 0.03% of the total overdue amount. Party B shall further make compensation if the said penalty is not sufficient to cover the economic losses of Party A caused by any breach of Party B.

Article 4 Dispute Resolution

The Agreement shall be governed by and construed in accordance with the laws of the People’s Republic of China.

Any dispute arising from or in connection with the Agreement shall be resolved through friendly negotiation between the Parties. If such negotiation fails, the dispute shall be submitted to the Shanghai Arbitration Commission for arbitration or directly filed with the competent people’s court.

Article 5 Miscellaneous

1. The Agreement is made in triplicate, with Party A and Party B each holding one, and the rest held by the Target Company for going through any possible legal procedures in future.

2. The Agreement shall come into effect upon full execution of all Parties.

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Party A (signature): (Signature) (Stamp)	Party B (signature): (Signature) Qingdao Zecan Information Technology Co., Ltd [Company Seal Affixed Here]